EXHIBIT 19.2

INSIDER TRADING PROCEDURES

PURPOSE
The purpose of these Procedures is to explain the detailed steps and responsibilities to be followed in order to achieve compliance with Republic’s Insider Trading Policy (the “Policy”).

SCOPE
These Procedures apply to all employees, officers, directors, consultants and contractors of the Company (collectively referred to in these Procedures as “Company Representatives”).

GENERAL PROCEDURES, CONTROLS AND RESPONSIBILITIES
The following sets forth the responsibilities, controls, and processes, required to ensure compliance with the Policy.

I.Employee Responsibilities
A.Employees

1)Employees must comply with the Policy and these Procedures. Employees who violate the Policy or these Procedures are subject to disciplinary action, up to and including termination of employment.

2)Employees must inform Immediate Family Members of those portions of the Policy and Procedures applicable to their activities.

B.Officers, directors, consultants and contractors

1)Officers, directors, consultants and contractors of the Company must comply with the Policy and these Procedures. Any officer, director, consultant or contractor who violates the Policy or these Procedures is subject to termination of the respective relationship with the Company.

C.Company Representatives

1)Each Company Representative is responsible for the transactions of their Immediate Family Members and must make them aware of the need to connect with the Company Representative before the Immediate Family Members trade in Company Securities. Pursuant to federal and state securities laws, Company Representatives may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s Securities at a time when they have knowledge of Material Nonpublic Information regarding the Company. If a Company Representative communicates information that someone else uses to trade illegally in securities, legal penalties can be imposed whether or not such person personally derived any benefit from the illegal trading. The Securities and Exchange Commission (the “SEC”), the stock exchanges and the Financial Industry Regulatory Authority use sophisticated surveillance techniques to uncover improper trading.

2)Company Representatives who are Insiders must comply with all additional restrictions imposed under Rule 144 of the Securities Act of 1933, Section 16 of the Securities Exchange Act of 1934 (the “Act”), and other applicable state and federal laws.

D.Company Representatives – Post-Termination of Relationship.

1)A Company Representative who is aware of Material Nonpublic Information when he or she terminates service with the Company may not trade in Company Securities until that information has become public or is no longer material. In all other respects, these Procedures will cease to apply to transactions in Company Securities as follows:

i.If a Quarterly Blackout Period is in effect when the Company Representative’s service with the Company terminates, these Procedures will cease to apply to transactions in Company Securities when such Quarterly Blackout Period ends.

ii.If a Quarterly Blackout Period is not in effect when the Company Representative’s service with the Company terminates, these Procedures will cease to apply immediately upon the Company Representative’s termination of service with the Company.

II.General Procedures and Controls

A.When any Company Representative possesses Material Nonpublic Information about the Company, the Company Representatives and their Immediate Family Members are prohibited from:

1)purchasing or selling (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 under the Act) any Company Securities while in possession of Material Nonpublic Information about the Company, or engaging in any other activity to take personal advantage of the Material Nonpublic Information; and

2)selectively disclosing such Material Nonpublic Information to others who may trade Company Securities, including securities analysts, other market professionals and non-Company employees.

A.Company Representatives must not communicate any nonpublic information about the Company to any person, including Immediate Family Members and friends, unless the person has a need to know the information for Company-related reasons. This prohibition applies without regard to the materiality of the information.

B.Company Representatives must be discreet with nonpublic information and refrain from discussing it in public places where it can be overheard, such as elevators and other public spaces in the Company’s offices, restaurants, taxis and airplanes. Company Representatives must not discuss the Company or its business in an internet “chat room” or similar internet-based forum. To avoid even the appearance of impropriety, Company Representatives must at all times refrain from providing advice or making recommendations regarding the purchase or sale of the Company Securities or the securities of other companies of which they have knowledge as a result of their employment or association with the Company.

C.Company Representatives must direct all inquiries seeking information regarding the Company, its business and financial results to the Company’s Corporate Investor Relations Department at (480) 627-2700.

D.Any Company Representative who, in the course of working for or providing service to the Company, learns of Material Nonpublic Information about another company, including a customer or supplier of the Company, or a company with which the Company is engaged in discussions regarding the acquisition or disposition of assets, may not trade in the other company’s securities until the Material Nonpublic Information becomes public or is no longer material.

III.Procedures for Trading After Public Disclosure

A.Until Material Nonpublic Information has been publicly disclosed, Company Representatives must refrain from buying or selling the Company Securities until the Material Nonpublic Information has been adequately disseminated (e.g., by way of SEC filing, press release, etc.) to the public so that investors have the opportunity to evaluate the Material Nonpublic Information.
B.Company Representatives must not enter into a trade immediately after the Company has made a public announcement of material information. The appropriate period between an announcement and a subsequent trade depends on the nature of the information disclosed. Generally, information regarding relatively simple matters will be deemed for purposes of the Policy and these Procedures to have been adequately disseminated to and absorbed by the market by the beginning of the second business day after its release. When more complex matters, such as a prospective major acquisition or disposition, are announced, it may be necessary to allow additional time for investors to absorb the information.

C.Selective disclosure to a few persons does not constitute public dissemination of information. Material Nonpublic Information is not considered to be public merely because it is reflected by rumors or other unofficial statements in the marketplace

IV.Trading Procedures

A.Insiders and other persons selected by the Company from time to time and so notified by the Company (the “Blackout Personnel”) and their Immediate Family Members are prohibited from engaging in transactions involving Company Securities during Quarterly Blackout Periods.

B.Blackout Personnel and their Immediate Family Members may engage in transactions involving Company Securities on dates that are outside of the Quarterly Blackout Periods, unless (i) they possess Material Nonpublic Information, (ii) the transaction is completed during a retirement plan blackout period, or (iii) in the case of Insiders, the trading results in short-swing profits under Section 16 of the Act.

C.Insiders are prohibited from adopting any “non-Rule 10b5-1 trading arrangements” as such term is defined in Item 408(c) of Regulation S-K unless such arrangement is approved by the Chief Legal Officer (or, in the case of an arrangement implemented by the Chief Legal Officer, the Chief Financial Officer) in writing.

D.In the event any non-Rule 10b5-1 trading arrangements are approved, Insiders that adopt or terminate any such trading arrangements that are not otherwise prohibited by the Policy and these Procedures must immediately report to the Company in writing: (i) the names and titles of the individuals adopting or terminating the arrangement, (ii) the date of adoption or termination, (iii) the stated duration of the arrangement, and (iv) the aggregate amount of Company Securities to be sold or purchased under the arrangement.
E.Blackout Personnel who have an unexpected and urgent need to sell Company Securities to generate cash during a Quarterly Blackout Period may, in appropriate circumstances, be permitted to sell Company Securities during the Quarterly Blackout Period.

1)The affected Blackout Personnel must request a hardship exception to the Quarterly Blackout Period from the Chief Legal Officer at least two days before the proposed trade.

2)The Chief Legal Officer may grant the hardship exception if he or she concludes that the Company’s earnings information for the applicable quarter does not constitute Material Nonpublic Information.

3)Under no circumstance will a hardship exception be granted during an event-specific blackout period (refer to Section V of these Procedures).

4)The affected Blackout Personnel must not possess any Material Nonpublic Information at the time of the sale.

F.Insiders and their Immediate Family Members may not engage in any transaction involving Company Securities (including an option exercise, gift, loan, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer.

1)The affected Insider must submit a request for pre-clearance to the Chief Legal Officer at least two days in advance of the proposed transaction.

2)The Chief Legal Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade, in their sole discretion.

3)If, upon requesting pre-clearance, an Insider is advised that Company Securities may be traded, he or she may engage in the approved transaction within two business days after clearance is granted, but only if the Insider does not otherwise possess Material Nonpublic Information.

4)If for any reason the transaction is not completed within two business days, an Insider must obtain pre-clearance again before Company Securities may be traded.
5)If, upon requesting clearance, an Insider is advised that Company Securities may not be traded, he or she shall not engage in any trade of any type under any circumstances, nor may he or she inform anyone of the restriction.

6)The Insider may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable.

7)If a trade is completed, the Insider must cause his or her broker to report immediately to the Company (a) via telephone and (b) in writing (via e-mail or fax) the details of the trade.

G.Blackout Personnel or their Immediate Family Members may implement a trading plan under Rule 10b5-1.

1)The Blackout Personnel must first submit the plan to the Chief Legal Officer (or, in the case of a plan implemented by the Chief Legal Officer, to the Chief Financial Officer) for written approval.

2)A trading plan will be approved only if it meets all of the conditions of Rule 10b5-1, including the following:

i.a person may enter into a trading plan only when he or she does not possess Material Nonpublic Information;

ii.in the case of any Insiders, trades under the trading plan cannot commence until the later of 90 days after the adoption of the trading plan or two business days after the disclosure of the Company's financial results on Form 10-Q for the fiscal quarter (or Form 10-K in the case of the fourth quarter), provided that in no event will such period be longer than 120 days after adoption of the trading plan;

iii.in the case of any other Blackout Personnel, trades under the trading plan cannot commence until 30 days after the adoption of the trading plan;

iv.Blackout Personnel must certify at the time of adoption or any modification of the trading plan that they are not aware of any Material Nonpublic Information and they are adopting the trading plan in good faith and not as part of a scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Act;

v.Blackout Personnel adopting a new trading plan under Rule 10b5-1 may not have any other outstanding Rule 10b5-1 trading plans and may not subsequently enter into any additional Rule 10b5-1 trading plan, subject to certain exceptions;

vi.Blackout Personnel may not adopt, in any 12-month period, more than one Rule 10b5-1 trading plan that is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction; and

vii.a person entering a plan must act in good faith with respect to the plan.
3)A person who is subject to a blackout period may not enter into a trading plan during the blackout period.

4)Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction, nor will such transactions be subject to the restrictions on trading Company Securities during the Quarterly Blackout Periods or the Event-Specific Blackout Periods described in Section V of these Procedures, if in each case the trading plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining the dates, prices and amounts.
5)A person must submit any amendments or modifications to any trading plan to the Chief Legal Officer (or, in the case of a trading plan implemented by the Chief Legal Officer, to the Chief Financial Officer) for approval. Note that, under Rule 10b5-1, any modification to the amount, pricing or timing of purchases or sales of securities under an outstanding trading plan constitutes the termination of such plan and the adoption of a new trading plan, which new trading plan will be required to meet the cooling-off period and other applicable conditions of Rule 10b5-1.

6)A person must notify the Chief Legal Officer (or, in the case of a trading plan implemented by the Chief Legal Officer, the Chief Financial Officer) of any termination of a trading plan.

7)The Insider must cause his or her broker to report immediately to the Company (a) via telephone and (b) in writing (via e-mail or fax) the details of any trading plan transaction.

V.Event-Specific Blackout Periods

A.An event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, directors, executive officers, and any other persons designated by the Chief Legal Officer may not trade in Company Securities.

B.No person with knowledge of the event may announce the existence of an event-specific blackout to any other person, other than to those who are aware of the event giving rise to the blackout. Notwithstanding the foregoing, if a person whose trades are subject to pre-clearance approval requests permission to trade in the Company Securities during an event-specific blackout, the Chief Legal Officer may inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

C.The failure of the Chief Legal Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information.

VI.Prohibited Transactions

A.There are many transactions involving Company Securities that might be technically “legal” for a Company Representative to engage in while he or she is not in possession of Material Nonpublic Information. Some of these transactions are designed to lock in profits, which may adversely impact the Company Representative’s incentive to see the value of the Company Securities increase and therefore might send a negative message to the market. Other transactions (such as short sales or trading in options) create the appearance that the Company Representative is using inside information to “bet” on the Company’s short-term performance. Still other transactions (such as margining or pledging Company Securities) can put the Company Representative (or the pledgee) at risk of being forced to sell the pledged Securities at an inappropriate time. For all of these reasons, all Company Representatives and their Immediate Family Members are prohibited from engaging in the following activities at any time (collectively, “Prohibited Transactions”):

1)purchasing or selling “puts” or “calls” for Company Securities or other derivative securities related to Company Securities (Note: the funds in the Company’s Deferred Compensation Plan that are based on Republic’s stock are not derivative securities for these purposes);
2)effectuating a “short sale” (the sale of Company Securities or derivatives thereof that are not owned and where delivery is made with borrowed, or subsequently purchased, Company Securities or derivatives thereof or a “short sale against the box” (a sale with delayed delivery of Company Securities or derivatives thereof);

3)placing “standing orders” (other than pursuant to a pre-cleared trading plan under Rule 10b5-1);

4)engaging in short-term or “in-and-out” trading in any Company Securities or derivatives thereof;

5)holding Company Securities or derivatives thereof in a margin account or pledging Company Securities or derivatives thereof as collateral for a loan; or

6)engaging in any similar transaction related to Company Securities or derivatives thereof.

B.Company Representatives and their Immediate Family Members may not assist or advise third persons in making any transaction that the Company Representative is prohibited from making under the Policy and these Procedures.

DEFINITIONS
“Company Securities” means debt and equity securities of the Company.
“Immediate Family Members” means a Company Representative’s family member (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law) sharing the same household, as well as any family members who do not live in the Company Representative’s household but whose transactions in Company Securities are directed by the Company Representative or are subject to the Company Representative’s influence or control (such as parents or children who consult with the Company Representative before they trade in Company Securities).

“Insiders” means the Company’s Board of Directors (“directors”) and officers as defined pursuant to Section 16 of the Act.

“Material Nonpublic Information” means any information about a company, or its business, not generally available to the public which a reasonable investor would consider important in deciding whether to buy, hold, or sell any securities in the company. The SEC and the courts have generally given a broad interpretation to what is considered “material information.” The following is a non-exhaustive list of examples of Material Nonpublic Information: (i) information about a transaction that will significantly affect the financial condition of a company; (ii) projections of future earnings or losses; (iii) news of a pending or proposed merger, acquisition or tender offer; (iv) news of a significant sale of assets or the disposition of a subsidiary; (v) dividend actions; (vi) changes in management; (vii) major new customers, projects, products or services; (viii) impending bankruptcy or financial liquidity problems; (ix) gain or loss of a substantial contract; (x) important financing transactions; (xi) labor negotiations; (xii) major marketing changes; or (xiii) information about cyber security risks or incidents. Either positive or negative information may be material. Any information that could reasonably affect the market price of a security is material. When doubt exists, the information should be presumed to be material.

“Quarterly Blackout Periods” means the blackout periods that begin on March 15, June 15, September 15, and December 15 each year and continue through the beginning of the second day following the Company’s quarterly earnings announcement. Announcements made in the morning prior to the start of trading on the New York Stock Exchange will be deemed to have been made on the immediately preceding day.

Original effective date: 03/15/2010
Latest revision date: 07/01/2023